Exhibit 4.1

EXECUTION VERSION

SUMITOMO MITSUI FINANCIAL GROUP, INC.

as Issuer

and

THE BANK OF NEW YORK MELLON

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 16, 2019

to the

Senior Indenture dated as of March 9, 2016

THIS SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 16, 2019, is entered into between Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have entered into the Senior Indenture, dated as of March 9, 2016 (the “Base Indenture”), providing for the issuance from time to time of the Issuer’s unsecured bonds, debentures, notes or other evidences of indebtedness (the “Securities”). The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is herein referred to as the “Indenture;”

WHEREAS, the Issuer desires to enter into this First Supplemental Indenture pursuant to Section 7.01 of the Base Indenture in order to supplement and amend the Base Indenture as and to the extent set forth herein to establish certain terms and conditions of Securities to be issued pursuant to the Indenture on or after the date hereof;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Issuer; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Securities of any series issued on or after the date hereof, as follows:

Section 1. Definitions. For the purpose of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meaning given to them in the Base Indenture as amended hereby.

Section 2. Amendments to the Indenture. Solely with respect to the Securities of any series issued on or after the date hereof, the Base Indenture is, effective as of the date hereof, hereby supplemented and amended by replacing Section 4.01(a) in its entirety with a new Section 4.01(a), which shall read as follows:

“(a) default is made for more than 30 days in the payment of principal and premium, if any, or interest in respect of any of the Securities of such series;”

Section 3. Reference to and Effect on the Indenture. Upon the effectiveness of Section 2 hereof, on and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Base Indenture as amended hereby. Except as specifically amended above, the Base Indenture shall remain in full force and effect and is ratified and confirmed in all respects.

Section 4. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 5. Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8. Binding Effect. This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Ryoji Matsuo
	Name:	Ryoji Matsuo
	Title:	General Manager, Corporate Treasury Dept.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Vivian Hui
	Name:	Vivian Hui
	Title:	Vice President

[Signature Page to First Supplemental Indenture]